SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             [Amendment No. ___________]

     Filed by the Registrant /X/
     Filed by a party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement
     / / Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         NATIONAL PENN BANCSHARES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) or Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                         NATIONAL PENN BANCSHARES, INC.

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            to be held April 23, 1996


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of National Penn Bancshares, Inc. (the "Company") will be held on April 23, 1996, at 4:00 P.M. (Local Time) at the Gilbertsville Fire Company, 1456 East Philadelphia Avenue, Gilbertsville, Pennsylvania, for the following purposes:

     (1) to elect four Class III directors to hold office for three years from the date of election and until their successors shall have been elected and qualified; and

     (2) to transact such other business as may properly be presented at the Meeting.

     Shareholders of record at the close of business on March 15, 1996, will be entitled to notice of, and to vote at, the Meeting.

     SHAREHOLDERS ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Sandra L. Spayd
                                              SANDRA L. SPAYD
                                              Secretary

March 22, 1996

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National Penn Bancshares, Inc. (the "Company"), parent company of National Penn Bank ("NPB"), for use at the Company's Annual Meeting of Shareholders to be held April 23, 1996 (the "Meeting"). The Proxy Statement and the accompanying proxy are first being mailed to shareholders of the Company on or about March 22, 1996. The expense of soliciting proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail. The Company's directors, officers, and employees may also solicit proxies personally, by telephone, and by telegraph.

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy to the Secretary of the Company, or by attending the Meeting and electing to vote in person. Only shareholders of record at the close of business on March 15, 1996, are entitled to notice of, and to vote at, the Meeting. On that date, there were 7,613,865 of the Company's common shares outstanding, each of which will be entitled to one vote at the Meeting.

     The presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. Abstentions, broker non-votes and withhold authority votes all count for the purpose of determining a quorum.

     If a shareholder is a participant in the Company's Dividend Reinvestment Plan, the proxy card sent to such shareholder will represent both the number of shares registered in the shareholder's name and the number of shares (including fractional shares) credited to the shareholder's Dividend Reinvestment Plan account.

     If the enclosed proxy is appropriately marked, signed, and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees. Signed proxies will be voted "FOR" or "AGAINST" any other matter which properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders.

     The Company's Annual Report for the year ended December 31, 1995, is enclosed herewith. The Annual Report of the Company has been furnished to shareholders for their information. No part of the Annual Report is incorporated by reference into this Proxy Statement.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

General

     The Articles of Incorporation of the Company provide that the Company's business shall be managed by a Board of Directors of not less than eight and not more than twelve persons. The Board of Directors of the Company, as provided in the Company's Articles of Incorporation, is divided into three classes: Class I, Class II, and Class III, with each class being as nearly equal in number as possible. The Board of Directors of the Company presently consists of eleven members, with four directors in Class I, three directors in Class II, and four directors in Class III.

     Four Class III directors will be elected at the Meeting. The term of office of the Class III directors elected at the Meeting will expire on the date of the annual meeting of the Company's shareholders in 1999. The term of office of each continuing director in Class I and Class II will expire on the date of the annual meeting of the Company's shareholders in 1997 and 1998, respectively.

     The Board of Directors has nominated Patricia L. Langiotti, Randall J. Nester, Harold C. Wegman, D.D.S., and Wayne R. Weidner for election as Class III directors. Each of these persons is presently a director of the Company. The Company's Bylaws provide for the mandatory retirement of directors upon attainment of age 72. Accordingly, although Mr. Nester has been nominated for election as a Class III director to serve until 1999, he will serve, if elected, only until 1997. The Board of Directors has the power, under the Company's Articles of Incorporation, to fill Board vacancies. Any person designated to fill this vacancy will serve the remainder of the Class III term until 1999.

     The Bylaws of the Company permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations for director made by shareholders (other than the Board of Directors) must be made, in writing, delivered or mailed to the Company not less than fourteen days prior to the date of a shareholders' meeting. Such notice must contain the same information to the extent known to the notifying shareholder as that required to be stated by the Company in its Proxy Statement with respect to nominees of the Board of Directors. Any nominations that are not made in this manner or any votes cast at the Meeting for any candidate not duly nominated may be disregarded by the chairman of the Meeting. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement.

     The four nominees who receive the highest number of votes cast at the Meeting will be elected as Class III directors. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for the purpose of the election of directors. Shares represented by properly executed proxies in the accompanying form will be voted for the nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. No proxy may be voted for a greater number of persons than the number of nominees named. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. The Company's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

The Nominees and Continuing Directors

     The following table sets forth the principal occupation, age, and certain other information as to the nominees for election as Class III directors, and the continuing Class I and Class II directors, as of January 1, 1996:

                                                                                            Director of
                                          Principal Occupation(s)                           the Company
        Name                              During Last Five Years                   Age       Since (1)

NOMINEES AS CLASS III
DIRECTORS TO SERVE UNTIL 1999

PATRICIA L. LANGIOTTI(3)            President, Creative Management                   49        1992
                                    Concepts (management consulting);
                                    Chief Executive Officer, Brubacher
                                    Excavating, Inc.

RANDALL J. NESTER(2)                Private investor since 1992; Owner,              70        1967
                                    Blue Chip Machine; prior thereto,
                                    President of E.M. Industries,
                                    Inc., t/a Reading Products
                                    (manufacturer of machine parts).


HAROLD C. WEGMAN, D.D.S.(2)         Dentist practicing in the Reading                68        1980
                                    area.


WAYNE R. WEIDNER(4)                 Executive Vice President of the                  53        1985
                                    Company since April 1990;
                                    Treasurer of the Company from
                                    October 1983 to April 1990; also
                                    Chief Executive Officer and
                                    President of NPB.

CONTINUING CLASS I DIRECTORS
TO SERVE UNTIL 1997

JOHN H. BODY(2)(3)(4)               Manager, General Services, Air                   62        1981
                                    Products and Chemicals, Inc.

J. RALPH BORNEMAN, JR.(3)           President, Body-Borneman Asso-                   57        1992
                                    ciates, Inc. (insurance).

JOHN A. CENERAZZO(2)(3)(4)(5)       Chairman, Infocore, Inc. (telecom-               71        1961
                                    munications and data
                                    communications).

KENNETH A. LONGACRE(2)              Chief Executive Officer, Farm &                  62        1993
                                    Home Oil Company.

                                                                                            Director of
                                          Principal Occupation(s)                           the Company
        Name                              During Last Five Years                   Age       Since (1)

CONTINUING CLASS II DIRECTORS TO SERVE UNTIL 1998

JOHN J. DAU(2)(4)                   President and Chief Executive Of-                69        1975
                                    ficer, Bally Block Company and
                                    Michigan Maple Block Company
                                    (manufacturers of wood products);
                                    President, J.D. Brauner Company of
                                    New York (retailers of wood
                                    products).


LAWRENCE T. JILK, JR.(4)           President and Chief Executive Of-                 57        1978
                                    ficer of the Company since January
                                    1990; President of the Company
                                    from April 1988 to January 1990;
                                    also Chairman of NPB.

C. ROBERT ROTH(3)                   District Justice since August                    48        1990
                                    1992; former owner and operator of
                                    C.R. Roth Furniture in Quakertown.
------------------------

     (1) Includes period served as director of NPB prior to formation of the Company in 1982.
     (2)  Member of Compensation Committee of the Company.
     (3)  Member of Audit Committee of the Company.
     (4)  Member of Executive Committee of the Company.
     (5) Retires April 1996 in accordance with Company's Bylaw provision for mandatory retirement.

Security Ownership of Management

     The following table sets forth information concerning the number of common shares of the Company held as of January 1, 1996, by each nominee for director, each present director, each named executive officer set forth in the compensation tables beginning on page 10, and all directors and executive officers as a group.

                                                             Amount and Nature of Beneficial Ownership
                                                                      Sole           Shared
                                                   Total           Voting and      Voting and         Percent
         Name of                                 Beneficial        Investment      Investment            of
     Beneficial Owner                            Ownership           Power           Power            Class(1)
Directors and Nominees

John H. Body                                       52,697            50,854            1,843                -

J. Ralph Borneman, Jr.                              8,596             2,653            5,943                -

John A. Cenerazzo                                  97,606            97,466              140             1.3%

John J. Dau                                       174,250            39,925          134,325             2.3%

Lawrence T. Jilk, Jr.(3)                           44,901            37,076            7,825                -

Patricia L. Langiotti(2)                            3,533             3,081              452

Kenneth A. Longacre                                59,634            59,634                0                -

Randall J. Nester(2)                              193,922           158,819           35,103             2.5%

C. Robert Roth                                      5,189             1,191            3,998                -

Harold C. Wegman, D.D.S.(2)                        78,565            36,350           42,215             1.0%

Wayne R. Weidner(2)(3)                             34,962            30,058            4,904                -

Other Named
Executive Officers

William H. Sayre(3)                                 2,766             1,587            1,179                -

All directors and
executive officers as
a group (14 persons)(3)                           769,023           530,633          238,390            10.1%
------------------------

     (1) Unless otherwise indicated, amount owned does not exceed 1% of the total number of common shares outstanding as of January 1, 1996.
     (2) Indicates a nominee for election as a Class III director at the Annual Meeting of Shareholders.
     (3) Includes shares allocated under the Company's Capital Accumulation Plan. Includes the following shares which may be acquired by exercise of vested options granted to officers under the Company's Stock Option
          Plan: Mr. Jilk - 33,205 shares, Mr. Weidner - 20,959, and Mr. Sayre - 1,474. Does not include shares which may be acquired in the future by exercise of options granted under the Company's Stock Option Plan which options are not presently exercisable.

                             ADDITIONAL INFORMATION

Board and Committee Meetings

     The Company's Board of Directors met eight times during 1995. The Company's Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee and is authorized, under the Company's Bylaws, to create other committees. At present, no other committee has been established. The Company's Executive Committee, which met three times during 1995, may exercise the authority of the Board to the extent permitted by law during intervals between meetings of the Board. The Company's Compensation Committee, which met four times during 1995, is responsible for the approval and administration of the base salary level and annual incentive compensation programs, as well as the stock option program, for executive officers and other officers of the Company. The Compensation Committee is comprised solely of directors who are not employees of the Company. The Company's Audit Committee, which met four times during 1995, is responsible for reporting to the Board on the general financial condition of the Company and the results of the annual audit. During 1995, each director of the Company attended at least 75% of the aggregate of all meetings of the Company's Board of Directors and Board committees on which they served.

Directors' Compensation

     Each member of the Company's Board of Directors who is not an employee of the Company or NPB annually receives a $5,000 retainer for serving as a director, if he attends at least 75% of the meetings of the Board of Directors. Additionally, each such director receives $250 per meeting for each committee meeting attended, and Messrs. Dau and Longacre, as non-employee directors of Investors Trust Company ("ITC"), a subsidiary of the Company, each receive $250 per ITC Board meeting attended (or $125 per meeting if it is held on the same day as an NPB Board meeting). Under a deferred compensation plan, non-employee directors of the Company or of its subsidiaries may elect to defer, with interest, all or part of their cash compensation for future distribution. Under a stock option plan for non-employee directors of the Company, each non-employee director receives annually on the first business day of the year a non-qualified stock option for 500 common shares, at an exercise price equal to the stock's fair market value on the date of grant. The options become exercisable two years from the date of grant, subject to acceleration if an actual or potential change of control of the Company occurs, and expire ten years from the date of grant.

Report of the Compensation Committee

     Compensation Philosophy. The Compensation Committee of the Company's Board of Directors (the "Committee") believes that the maximization of corporate performance and, in turn, shareholder value, depends largely on establishing a close alignment between the financial interests of shareholders and those of the Company's employees, especially its senior management, and retaining experienced, qualified management. Accordingly, the Committee follows a pay-for-performance philosophy. In addition to base salary and benefits, the Company maintains an incentive compensation program and a stock option plan for managerial employees, closely tied to corporate results. These programs place at risk a major portion of senior managers' compensation by emphasizing compensation earned upon the Company's achievement of its financial goals and through appreciation in the market value of the Company's stock. The Company seeks to provide a high level of overall compensation to its senior managers if a high level of profitability is achieved.

     Base Salary. Base salaries of executive officers are determined by evaluating the responsibilities of their positions and by comparing salaries paid in the marketplace to executives with similar experience and responsibilities at other bank holding companies. In making this comparison, the Committee utilizes management compensation data available from commercial sources. In keeping with the pay-for-performance concept, base salaries are generally targeted somewhat below the average salary levels of the companies covered by the data reviewed by the Committee. Although the Company's financial performance is considered, salary decisions are generally not tied to any financial performance factor or other criteria for the Company and are made independently of decisions on other components of the Company's compensation package.

     For 1995, the Committee reviewed an independent salary study of mid-Atlantic bank holding companies, broken down by asset size, including data on chief executive officer compensation. This group is more narrowly defined than the financial institutions in the Nasdaq Bank Stock Index included in the Performance Graph on page 13, which includes many larger banking companies throughout the United States. The Committee believes salary comparisons should be made primarily with mid-Atlantic companies of comparable size.

     The Committee established Mr. Jilk's base salary, effective April 12, 1995, at $253,575, a 3.5% increase over his 1994 salary level. This placed Mr. Jilk's base compensation somewhat below the average base compensation of the chief executive officers of the comparable bank holding companies, as reflected in the compensation data reviewed by the Committee. While the Committee credited Mr. Jilk with great success in managing the rapid growth of the Company's assets and the development of new business delivery strategies in 1994, at the same time leading the Company to a record financial performance, the Committee also considered the Company-wide cost containment efforts contemplated for 1995.

     Benefits. The Company provides various benefits to its employees, including its executive officers, such as life and disability insurance and the Company's qualified pension plan.

     Short-Term Incentive Compensation. Executive officers and other participants approved by the Committee are eligible to earn annual awards under the Company's Executive Incentive Plan. Under the Incentive Plan, at the beginning of a fiscal year, the Committee establishes both internal and external financial performance goals for the Company for that year. For 1995, the internal performance goal was for the Company's net operating income before securities and mortgage transactions to exceed such income for 1994. For 1995, the external performance goal was for the Company's net operating income before securities and mortgage transactions, as a percent of average equity, to exceed the average of such income, as a percent of average equity, for a group of bank holding companies selected by the Committee. This comparison group is established annually based on common traits with the Company, such as asset size and geographic location. For 1995, there were nine Pennsylvania bank holding companies in this group. This group is subject to change as the companies merge with other institutions or are acquired. This group is more narrow than the financial institutions in the Nasdaq Bank Stock Index included in the Performance Graph on page 13. The Committee believes that short-term financial performance should be measured against that of companies located in or near the Company's market area.

     At the end of each year, the extent to which the Company's internal and external performance goals are attained is measured. If both goals are met, a bonus fund is determined by a formula set forth in the Incentive Plan. Under this formula, the size of the bonus fund is determined solely by the extent to which the Company exceeds its external performance goal. The maximum bonus fund is established if the Company's external performance goal is achieved by 30% or more. If either goal is not met, no bonus fund is established. The Incentive Plan provides the maximum cash bonus is 50% of base salary for the Company's chief executive officer and chief operating officer, with an additional bonus component subject to deferral as discussed below. For other officers, the Incentive Plan provides, depending upon their positions, maximum cash bonuses of 35% or 25% of base salary.

     Given the Company's goal to provide incentives for its managers to remain with the Company, the Incentive Plan requires that 25% of a total incentive award to a participant eligible for a maximum cash bonus of 50% or 35%, including the Company's executive officers, be subject to a mandatory five-year deferral; if, at the end of five years, the participant remains employed or has retired at age 60, the participant becomes entitled to the amount of the deferred bonus plus interest, together with a matching contribution from the Company. A deferred bonus is forfeited if the recipient does not satisfy the requirements for a matching contribution, except in the case of death or a change in control of the Company followed by discontinuance of the plan in its present form.

     For 1995, Mr. Jilk was eligible to earn a cash bonus of up to 50% of his base salary, together with a mandatory deferred bonus equal to 25% of his total incentive award, based on the Company's success in meeting its financial performance goals. For 1995, the Company's financial performance exceeded the external performance target established under the Incentive Plan by 20%. As the result, Mr. Jilk earned a cash bonus of $126,788, which represented 50% of his base salary for fiscal year 1995, and a mandatory deferred bonus of $42,262.

     Stock Option Grants. Stock options are granted annually to executive officers and other employees under the Company's Stock Option Plan, based on the recommendations of the Company's chief executive officer, and subject to ratification by the disinterested members of the Board of Directors. Grants are made at an exercise price equal to 100% of the stock's fair market value on the date of the grant. The Company's goal in granting stock options is to provide a vehicle for long-term incentive compensation through financial rewards dependent on future increases in the market value of the Company's stock. Thus, executive officers are encouraged to manage the Company with a view toward maximizing long-term shareholder value.

     In determining the number of options to be granted to Option Plan participants, including Mr. Jilk and the Company's other executive officers, the Committee considers publicly available management compensation data (including data on options) concerning other bank holding companies, the number of options already held by executive officers and others, potential dilution, the number of the Company's shares outstanding, and the financial performance of the Company to the date of grant. While the Committee considers this information, it does not apply any specific quantitative or qualitative criteria or assign any specific weights to these factors; the grants are made in the subjective judgment of the Committee. In 1995, stock options granted to employees covered a total of 147,945 shares, or 1.96% of the Company's shares outstanding at December 31, 1994. Options for 32,340 shares were granted to Mr. Jilk, the same number he received in 1994.

     Given the Company's goal to provide incentives for its managers to remain with the Company, the Option Plan provides an option may only be exercised to the extent it is vested. An option vests as the option holder completes continuous employment with the Company following the date of its grant, as follows: second and third anniversaries of grant date - 12.5% vests each year; fourth, fifth, and sixth anniversaries of grant date - 25% vests each year. If a participant's employment with the Company terminates other than upon death or retirement at age 60 or later, non-vested options terminate.

     Tax Law Change. A 1993 change in the federal tax law has made non-performance-based compensation to executives of public companies in excess of $1 million per year non-deductible for income tax purposes. Given the
Company's current executive compensation levels, the Committee does not anticipate this change in law will affect the Company, but the Committee will continue to monitor the situation.

                    John A. Cenerazzo, Chairman             Kenneth A. Longacre
                    John H. Body                            Randall J. Nester
                    John J. Dau                             Harold C. Wegman

Executive Compensation Summary

     The following table sets forth annual and long-term compensation for services in all capacities to the Company of those persons who were, at December 31, 1995, (i) the Company's Chief Executive Officer, and (ii) the other two most highly compensated executive officers of the Company or subsidiary (the "named executives") for each of the three years ended December 31. No other executive officer received salary and bonus for 1995 in excess of $100,000.

SUMMARY COMPENSATION TABLE

                                                                                 Long-Term Compensation
                                         Annual Compensation                        Awards           Payouts
                                                                                        Securities
                                                                            Restricted  Underlying
     Name and                                                   Other Annual  Stock      Options/     LTIP        All Other
     Principal                         Salary         Bonus(1)  Compensation  Awards       SARs      Payouts    Compensation
     Position                 Year       ($)            ($)         ($)        ($)         (#)         ($)          ($)
        (a)                    (b)       (c)            (d)         (e)        (f)         (g)         (h)          (i)
Lawrence T. Jilk, Jr.         1995     $254,927      $169,050        0          0        32,340         0        $49,218(2)
    President & Chief         1994      238,686       159,953        0          0        33,957         0         47,539
    Executive Officer         1993      229,227       155,333        0          0        33,030         0         39,939
Wayne R. Weidner              1995      167,181       112,472        0          0        27,720         0         34,803(2)
    Executive Vice            1994      157,146       106,407        0          0        29,106         0         31,435
    President                 1993      148,231       103,333        0          0        28,312         0         18,721
William H. Sayre              1995      117,661        55,786        0          0        11,550         0          2,942(2)
    Vice Chairman             1994      121,367        52,860        0          0        12,127         0          2,784
    of NPB                    1993      114,136        51,333        0          0        11,796         0          1,474
----------

(1) Includes 25% mandatory deferral of total award under the Company's Executive Incentive Plan.
(2) Consists of 50% matching contributions by the Company under the Capital Accumulation Plan (a 401(k) plan) ($4,620 for Mr. Jilk, $4,180 for Mr. Weidner, and $2,942 for Mr. Sayre), Company's matching contribution with respect to previously awarded, mandatorily deferred amounts under the Company's Executive Incentive Plan paid in accordance with the Plan ($38,981 for Mr. Jilk and $25,396 for Mr. Weidner), life insurance annual premiums of $2,005 and $3,960 for Messrs. Jilk and Weidner, and long-term disability insurance premiums of $3,612 and $1,267 for Messrs. Jilk and Weidner.

                                       10

Option Grants

     The following table summarizes certain information regarding option grants during fiscal 1995 to the named executives:

                      Option/SAR Grants in Last Fiscal Year

                                                          Individual Grants                             Grant Date Value
                                    Number of                                                               Grant Date
                                   Securities       % of Total                                            Present Value
                                   Underlying         Options                                                Based on
                                     Options        Granted to        Exercise or                         Black-Scholes
                                    Granted(1)     Employees in      Base Price(2)                           Model(4)
       Name                            (#)          Fiscal Year        ($/Share)     Expiration Date(3)         ($)
        (a)                            (b)              (c)              (d)                (e)                 (f)
Lawrence T. Jilk, Jr.                 32,340            21.6%           $26.67            10/27/05          $397,585

Wayne R. Weidner                      27,720            18.7%           $26.67            10/27/05          $340,787

William H. Sayre                      11,550             7.8%           $26.67            10/27/05          $141,995
----------

(1) An option may only be exercised after the holder has been an employee for two full years from the grant date in accordance with the following schedule: 12.5% per year on the second and third anniversary dates of grant, and 25% per year on the fourth, fifth, and sixth anniversary dates of grant. All amounts represent stock options; the Company's Stock Option Plan does not provide for the issuance of stock appreciation rights. Option information has been restated to reflect a 5% stock dividend paid on October 31, 1995.
(2) Under the terms of the Company's Stock Option Plan, all options must be granted with an exercise price equal to the fair market value on the date of grant. The exercise price for an option must be paid in cash; an optionee exercising a non-qualified stock option may elect to surrender a percentage of the shares otherwise issuable to cover any required withholding taxes upon compliance with detailed procedural rules set forth in the Plan. Option exercise prices have been adjusted pursuant to the Plan to reflect a 5% stock dividend paid on October 31, 1995.
(3) In the event of termination of employment other than for retirement at age 60 or later or death, or for "cause," the non-vested portion of any option will lapse immediately and the unexercised vested portion of any option will lapse no later than three months after termination of employment. In the event of termination of employment upon retirement at age 60 or later or death, the nonvested portion of any option will vest immediately and the option, to the extent remaining unexercised, will lapse no later than three years after termination of employment. In the event of termination of employment for "cause," all unexercised options lapse immediately.
(4) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of the Company's common stock options to be $12.29 per share under option. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (a) an expected volatility of .0820 based on the prior three years of month-end closing stock prices of the Company's common shares, (b) a risk-free rate of return of 6.17%, which approximates the 10-year Treasury bond rate, (c) the Company's average common shares dividend yield of 2.54% over the prior three-year period, and (d) a ten-year period from time of grant until exercise.

Option Exercises and Fiscal Year-End Option Values

     The following table summarizes certain information regarding exercises of stock options during fiscal 1995 and the value of outstanding options at the end of fiscal 1995 for the named executives:

 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                                                      Value of Unexercised
                                                                         Number of Securities              In-the-Money
                                       Shares                           Underlying Unexercised             Options/SARs
                                    Acquired on                         Options/SARs at FY-End             at FY-End(2)
                                     Exercise      Value Realized(1)  Exercisable   Unexercisable   Exercisable   Unexercisable
         Name                           (#)              ($)              (#)           (#)             ($)            ($)
            (a)                         (b)              (c)              (d)           (e)             (f)            (g)
Lawrence T. Jilk, Jr.                  17,818          $233,509         33,205       138,134         $257,315         $404,293

Wayne R. Weidner                       17,545           154,867         20,959       116,672          179,311          330,831

William H. Sayre                            0                 0          1,474        33,999                0                0
----------

(1) Represents the aggregate market value of the underlying common shares at the date of exercise minus the aggregate exercise price for options exercised.
(2) "In-the-Money Options" are stock options with respect to which the market value of the underlying common shares exceeded the exercise price at December 31, 1995. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying common shares on December 31, 1995.

Pension Plan

     The Company has a noncontributory, defined-benefit Pension Plan covering employees who have reached 20 1/2 years of age and completed 1,000 hours of service with the Company. The following table shows the annual retirement benefits payable under the plan in the form of a joint and survivor annuity for a range of compensation and years of service classifications. The amounts shown in the table are based on an employee who is presently age 65 and has had a constant salary for the past five years and are not subject to offset for social security or other amounts. As of December 31, 1995, Messrs. Jilk, Weidner, and Sayre were credited with 18, 33, and 3 years of service under the plan, respectively.

                               Pension Plan Table
                                            Years of Service
      Salary            15            20          25            30          35

     $ 75,000        $ 16,650     $ 22,200     $ 27,750     $ 33,300     $ 38,850
      100,000          23,213       30,950       38,688       46,425       54,163
      125,000          29,775       39,700       49,625       59,550       69,475
      150,000          36,338       48,450       60,563       72,675       84,788
      175,000(1)       36,338       48,450       60,563       72,675       84,788
      200,000(1)       36,338       48,450       60,563       72,675       84,788
      225,000(1)       36,338       48,450       60,563       72,675       84,788
      250,000(1)       36,338       48,450       60,563       72,675       84,788
      275,000(1)       36,338       48,450       60,563       72,675       84,788
      300,000(1)       36,338       48,450       60,563       72,675       84,788
      325,000(1)       36,338       48,450       60,563       72,675       84,788
----------

(1) Salary in excess of $150,000 is disregarded in determining a participant's retirement benefit. The 1995 compensation covered by the plan (all salary) for Messrs. Jilk, Weidner, and Sayre was $150,000, $150,000, and $117,661, respectively.

     The Company is also contractually obligated to provide Messrs. Jilk and Weidner with additional retirement benefits for a specified time period. See "Transactions with Management and Others" herein.

Performance Graph

     The following performance graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market Total Return Index and to the Nasdaq Bank Stock Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990, and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
    Among National Penn Bancshares, Nasdaq Stock Market Total Return Index,
                           & Nasdaq Bank Stock Index

(The Performance Graph appears here. See the table below for plot points.)

                                                                  December 31,
                                             1990      1991      1992      1993      1994      1995
National Penn Bancshares, Inc.                100       126       194       312       208       226
Nasdaq Stock Market Total Return              100       161       187       215       210       296
Nasdaq Bank Stocks                            100       164       239       272       271       404

Transactions with Management and Others

     The Company is a party to deferred compensation agreements with Lawrence T. Jilk, Jr., President and Chief Executive Officer of the Company, and Wayne R. Weidner, Executive Vice President of the Company. Each of these agreements will provide the executive with a retirement annuity of approximately 65% of his final average base salary for a specified 15-year period. If Messrs. Jilk and Weidner had retired at December 31, 1995, they would have been entitled to receive retirement annuities of $102,897 and $74,342, respectively, per year. These amounts would have included the retirement benefits payable to these executives under the Company's Pension Plan. The deferred compensation agreements also provide that, following a "change in control" (as defined in the agreements) of the Company or NPB, an executive whose employment is terminated without cause or who resigns following an adverse change in the terms of his employment, including reduction in title or responsibilities, reduction in compensation or benefits (except in the case of a reduction for all employees generally), failure to nominate the executive for election to the Board of Directors of the Company or NPB, reassignment of the executive beyond a thirty-minute commute from Boyertown, Pennsylvania, or increased travel requirements, will receive a lump-sum cash severance payment equal, generally, to 299% of the executive's average annual compensation for the five years preceding the change in control.

     Certain directors and officers of the Company, and the companies with which they are associated, are customers of, and during 1995 had banking transactions with, NPB in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans, and commitments to loan, involved in such transactions were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of NPB's management, do not involve more than the normal risk of collection or present other unfavorable features. As of December 31, 1995, loans to officers, directors, and affiliates represented 3.7% of stockholders' equity in the Company.

Auditors

     Grant Thornton LLP, certified public accountants, conducted the Company's audit for 1995. Representatives of Grant Thornton LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Principal Shareholders

     The following table sets forth the persons or groups known by the Company to own more than 5% of its common shares as of January 1, 1996:

      Name and Address           Amount and Nature          Percent of
      of Beneficial Owner     of Beneficial Ownership      Common Shares

     Investors Trust Company(2)       475,956(1)               6.3%
     Wyomissing, PA

     James K. Overstreet            1,045,720(3)              13.7%
     315 Natlie Road
     Phoenixville, PA
----------
(1) These shares are held by Investors Trust Company ("ITC"), a wholly-owned subsidiary of the Company, as trustee or executor on behalf of various trusts and estates. Pursuant to the provisions of the applicable governing instruments and/or in accordance with the applicable principles of fiduciary law, ITC has the right and power, exercisable alone, to vote and to dispose of 172,635 of these shares, and exercisable with a co-fiduciary, to vote and to dispose of 303,321 of these shares, so long as such action is in the best interest of such trust or estate and the beneficiaries or principals thereof.

(2) 132,033 shares are also held by ITC as trustee under the Company's Capital Accumulation Plan. ITC has the right and power to vote these shares in accordance with the Plan. ITC has the right and power to dispose of these shares only to the extent necessary to meet the liquidity needs of the Plan.
(3) These shares are owned of record by persons or entities identified by Mr. Overstreet in filings made by him with regulatory authorities and with the Company, as being parties through which he holds common shares of the Company. 42,592 of these shares are held by Mr. Overstreet's wife, Evelyn
     M. Overstreet, and 5,333 owned by a limited partnership in which Mr. Overstreet is a partner.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

Other Matters

     Management knows of no business other than as described above that is planned to be brought before the Meeting. Should any other matters arise, however, the persons named on the enclosed proxy will vote thereon according to their best judgment.

Shareholder Proposals for Next Annual Meeting

     Any shareholder proposal for consideration at the annual meeting of shareholders to be held in 1997 must be received by the Company at its principal offices not later than November 23, 1996, in order for it to be considered for inclusion in the Company's proxy materials relating to the 1997 annual meeting of shareholders.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ Sandra L. Spayd
                                              SANDRA L. SPAYD
                                              Secretary

PROXY



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         NATIONAL PENN BANCSHARES, INC.

     The undersigned hereby appoints Clyde M. Brumbach, Paul R. Hafer and Thomas
E. Henry, III, proxies, each with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held April 23, 1996, or any adjournment thereof.


                          (Continued, and to be marked,
                      dated and signed, on the other side)

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposal 1.


1.   Election of Class III Directors:

     ___ FOR all nominees listed to the right (except as marked to the contrary).

     ___  WITHHOLD AUTHORITY to vote for all nominees listed to the right.

     NOMINEES: Patricia L. Langiotti, Randall J. Nester, Harold C. Wegman, and Wayne R. Weidner.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     __________________________________________________________________________

2. In their discretion, the proxy holders are authorized to vote upon such other business as may come before the meeting.


     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:                    , 1996


______________________________________
         (Signature)


______________________________________
         (Signature if held jointly)

PLEASE  SIGN,  DATE AND  RETURN  THE PROXY  CARD  PROMPTLY  USING  THE  ENCLOSED
ENVELOPE.